EXHIBIT 99.1

NEWS RELEASE

1717 West Collins Avenue
Orange, CA 92867
(714) 516-7400

Contact:	Gregory D. Waller
Chief Financial Officer
Phone: (714) 516-7400

SYBRON DENTAL SPECIALTIES, INC. NAMES

TWO MEMBERS TO BOARD OF DIRECTORS; APPOINTS BERNARD J. PITZ AS VICE PRESIDENT-FINANCE,

CHIEF FINANCIAL OFFICER AND TREASURER OF THE COMPANY EFFECTIVE AS OF MAY 11, 2005

ORANGE, CA (April 8, 2005): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the professional dental market and the specialty markets of orthodontics, endodontics, implants and infection prevention, today announced that on April 4, 2005, the Board of Directors of the Company, upon the recommendation of the Corporate Governance/Nominating Committee, increased the size of the Board of Directors from six to eight members and elected William A. Donan and R. Jeffrey Harris as new directors to fill the newly created directorships. Mr. Donan will serve as a Class II director for a term expiring in 2008 and Mr. Harris will serve as a Class I director for a term expiring in 2007. In addition, Mr. Donan and Mr. Harris were each appointed to the Corporate Governance/Nominating and Compensation committees of the Board of Directors, and Mr. Harris has been designated the Chairman of the Compensation Committee. Director Kenneth F. Yontz will cease to be a member of these committees.

Mr. Harris served as Vice President – General Counsel and Secretary of Apogent Technologies Inc. (formerly known as Sybron International Corporation) from 1988 to 2000. Apogent Technologies Inc., a diversified manufacturer of value-added laboratory and life science products for worldwide clinical, research and industrial markets, is the former parent company of Sybron Dental Specialties. Mr. Harris served Of Counsel to Apogent from December 2000 through 2003, and was also a member of its board of directors, until Apogent was acquired by Fischer Scientific International in 2004. Since 2001, Mr. Harris has been a director of Playtex Products, Inc., a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products.

Mr. Donan is the founder and principal of Executive Management Consulting, LLC, a firm providing management consulting services to the senior management of various corporations. Prior to founding Executive Management Consulting in 2002, Mr. Donan was employed by Allegiance Healthcare Corporation from 1973 to 2001. During the term of his employment with Allegiance he served in a variety of capacities, the most recent of which was as the President of the Southeast Region. Allegiance is a leading provider of products, services and technologies to the health care industry.

“We are very pleased to strengthen our board of directors with the addition of Jeffrey Harris and William Donan,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “They both bring strong healthcare industry backgrounds to our board, and a solid understanding of how to enhance value for shareholders. Their knowledge and skill sets are an excellent complement to our existing board members, and we expect their contributions will be extremely valuable to Sybron.”

In addition to naming Mr. Harris and Mr. Donan as directors, the Board of Directors of the Company appointed Bernard J. Pitz as Vice President-Finance, Chief Financial Officer and Treasurer of the Company effective as of May 11, 2005. As the Company previously announced, Mr. Pitz joined the Company on March 1, 2005 with the intention of succeeding Mr. Waller, Sybron’s current Vice President-Finance, Chief Financial Officer and Treasurer, upon Mr. Waller’s retirement. Mr. Waller has agreed to remain with the Company until May 10, 2005 to ensure a successful transition of his responsibilities as the Chief Financial Officer.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of a comprehensive line of consumable general dental and specialty products for the orthodontic, endodontic, implant and infection prevention markets worldwide.

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